Exhibit 10.5.b

UMPQUA HOLDINGS CORPORATION
NOTICE OF RESTRICTED STOCK UNIT AWARD

“Participant”:    <Participant Name>
Award Type:    Restricted Stock Unit Award
Units Granted:    <Number of Awards Granted>
“Grant Date”:    <Grant Date>
Plan Name:    Umpqua Holdings Corporation 2013 Incentive Plan

Effective <Grant Date>, you have been granted a Restricted Stock Unit Award (the “Award”) with respect to the number of shares of Umpqua common stock listed above. This Notice of Restricted Stock Unit Award (“Notice”) together with the Umpqua Holdings Corporation 2013 Incentive Plan (“Plan”) and the corresponding Restricted Stock Unit Award Agreement (the “RSU Agreement,” with this Notice and the Plan, the “RSU Documents”) delivered to you and in effect as of the Grant Date contain the terms of your Award. The Plan and the Agreement are hereby incorporated by reference and made a part of this Notice, and capitalized terms not defined in this Notice have the meaning given in the Plan or the Agreement.

Vesting Conditions

Except as otherwise set forth in the RSU Documents, the units subject to this Award will vest according to the schedule below.

No units subject to this Award will vest after the occurrence of any Forfeiture Event. The number of units set forth above shall automatically be adjusted as appropriate pursuant to Section 13 of the Plan. If the vesting schedule would result in the vesting of a fraction of a share of Umpqua common stock on any vesting date, that fractional share shall be rounded to the nearest whole share.

Treatment upon a Change in Control

At the Effective Time (as defined in that certain Agreement and Plan of Merger by and among the Company, Columbia Banking System, Inc. (“Columbia”) and Cascade Merger Sub, Inc., dated as of October 11, 2021 (the “Merger Agreement”)), the units subject to this Award will be converted into a restricted stock unit denominated in shares of Columbia common stock, as set forth in Section 1.8(a)(ii) of the Merger Agreement. If the Participant’s Continuous Service with the Company or successor entity (including Columbia) is terminated by the Company or successor entity without Cause or by the Participant for Good Reason (as defined below), in each case within twenty-four months following the Closing Date (as defined in the Merger Agreement), all such converted restricted stock units shall vest as of the date of such event and shall be distributed in accordance with Section 4.2 of the RSU Agreement.

For purposes of this Award, “Good Reason” means (a) if the Participant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or (b) if no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within 30 days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within 60 days of the Participant’s knowledge of the applicable circumstances), and the Participant terminates employment within 30 days of the Company’s failure to remedy such circumstances: (i) a material reduction in the Participant’s base salary unless the reduction is in connection with, and commensurate with, reductions in the salaries of all or substantially all similarly situated employees of the Company or any Affiliate; (ii) a geographical relocation of the Participant’s principal office location by more than 50 miles; or (iii) any material and adverse change in the Participant’s position or authority with the Company or its Affiliates as in effect immediately before a Change in Control, other than an isolated and insubstantial action not taken in bad faith and which is remedied by the Company or its Affiliates within 30 days after receipt of notice thereof given by the Participant.

No Current Payment of Dividends.

Any and all cash dividend equivalents and stock dividend equivalents with respect to Restricted Stock Units shall be withheld by the Company for your account. The cash dividend equivalents or stock dividend equivalents so withheld and attributable to any particular Restricted Stock Unit shall be distributed upon the vesting of the Restricted Stock Units and, to the extent such Restricted Stock Units are forfeited, such dividend equivalents will also be forfeited.

Acknowledgement and Agreement

By acknowledging and agreeing to the Award on the terms set forth in the RSU Documents, you represent and warrant to the Company that:

(a) you have received a copy of the RSU Documents, under which the Award is granted and governed;

(b) you have read and reviewed the RSU Documents in their entirety;

(c) you fully understand all provisions of the RSU Documents;

(d) you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan regarding questions arising under the RSU Documents;

(e) your rights to any shares underlying this Restricted Stock Unit Award are conditioned upon you satisfy the Vesting Conditions in this Notice and other terms in the RSU Documents;

(f) nothing in the RSU Documents bestows upon you any right to continue your current employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause; and

(g) you agree, unless otherwise paid back to the Company by you, that the Company shall have the right to offset the amount of the Award that is to be forfeited or repaid under Section 16, Clawback, of the Plan against any current amounts due to you, including, but not limited to, salary, incentive compensation, Awards under the Plan, severance, deferred compensation or any other funds due to you from Company;

By accepting this Award, I hereby acknowledge receipt of this Award granted on the date shown above, which has been issued to me under the terms and conditions of the RSU Documents, and I hereby agree to the terms and conditions of such RSU Documents, including the offset provision provided in paragraph (g) above. I further acknowledge receipt of the Plan Prospectus, as well as a copy of the Plan and the Agreement and agree to conform to all of the terms and conditions of the attached Agreement and the Plan.

<Vesting Schedule>